Exhibit 99.2

University House Video Transcript

Forward-looking statements in this video, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company’s plans, objectives, strategies, financial performance and outlook, trends, prospects or future events and involve known and unknown risks that are difficult to predict. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this press release, including the Risk Factors included in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. We intend that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

TRAVIS ROBERTS

Thank you for joining me today. My name is Travis Roberts, and I am president of University House Communities Group, Inc. For those of you that don’t know, University House Communities, formerly Inland American Communities, is a development, acquisition and management firm dedicated to the creation of authentic communities in university markets across the United States.

University House Communities was formed in 2007 as a wholly-owned subsidiary of Inland American, which is now called InvenTrust Properties. Headquartered in Dallas, our management team has proven knowledge and expertise in the student housing arena as advocates, developers, principals and partners in the building and operating university communities on and off campuses nationwide. Our strategic approach involves substantial long-term investments in carefully chosen markets, working in partnership with each university to enhance the university’s community environment with innovative, off-campus housing.

Since 2007, University House Communities has grown through the development of best-in-class, purpose built properties and tactical acquisitions. What started out as a handful of properties has grown into a vertically integrated development and management platform with 14 operating student-housing communities and another 5 under development scheduled to open in 2015 and 2016.

We are very proud of what we have accomplished so far and believe significant value exists in our platform and in the student housing market. We expect to continue to increase the scale of our platform through strategic acquisitions and developments with the following key characteristics:

•	Student housing communities located within walking distance to universities that have a high student acceptance rate, stable and growing enrollments and Division I athletics;

•	Student housing communities located in markets with high barriers- to- entry;

•	Properties with high-end amenities, such as resort style swimming pools, fitness centers, multimedia lounges, and controlled access.

To help show the strength and quality of our portfolio here are a few key metrics we monitor internally:

•	Our average distance to campus is about 1⁄2 mile;

•	The average enrollment at our universities is over 36,000 students with properties at the University of Pennsylvania, University of Central Florida, North Carolina State University, Georgia Tech and University of Arkansas;

•	The average age of our properties is an impressive 3.3 years old; and

•	69% of our universities play Division I football, which is one of many key investment metric in the student housing sector.

Let me give you a few examples of the type of properties we develop and operate in our portfolio currently.

First is University House Tempe. Opened in 2013, this 19-story upscale, student-living high-rise, with 637 beds is directly across from Sun Devil Stadium on the campus of Arizona State University. This property features 40,000 sq. ft. of amenity space, including:

•	A resort style swimming pool,

•	hot tub and layout pool with island,

•	private misting cabanas with flat screen TV’s,

•	volleyball court,

•	22-foot LED outdoor video wall,

•	Indoor/outdoor fitness center and ground floor retail.

Premium apartments are fully furnished with stainless steel appliances, granite countertops, walk-in closets, and a 42” flat screen in every living room. Rents range from $660 to $1300 and as of December 31st, 2014, we are 99% occupied. We have another 242 beds which will soon be available at this property when phase two will be completed later this year. This is a best-in-class property in the Tempe market.

Our next property is the University House Fullerton, just one block south of Cal State—Fullerton. UH Fullerton is an environmentally-friendly, mixed-use student housing community with more than 30,000 square feet of ground level retail. It contains just under 1,200 beds and was opened in 2013.

The fully-furnished bedroom plans include all the usual amenities students come to expect from University House properties such as:

•	Hardwood-style flooring,

•	Complete appliance packages w/ full-size washer & dryer in every apartment,

•	a swimming pool,

•	poolside clubroom w/ billiards & flat-screen TV’s,

•	Lush courtyards w/ BBQ grills

•	Hi-tech video game lounge

•	Cardio & weight training centers; and

•	Multi-level gated garage parking

Rents for this property range from $700 to $1950 and as of December 31st, 2014, we are 94% occupied.

My final example is a new development property we just broke ground on located just one block west of the University of Texas at Austin. University House Austin is expected to be open in 2016 and will have over 500 beds. This purpose-built property is designed to provide the ultimate student living experience, featuring premier amenities and 16 stories of living space. The living space sits atop five stories of parking as well as 6,000 square feet of ground-floor community space.

Seeing these examples, it is easy to understand why we are so excited about our student housing platform and believe our portfolio is one of the best in the industry.

In conclusion, with the solid capital structure we have established for this platform, we believe we are poised to execute on future strategic opportunities. We are anticipating that 2015 will be an exciting year of growth, and I look forward to updating you on our future successes.